Exhibit 99.1

Corporate Communications Department
NEWS Release

Investor Contacts: Douglas Wilburne — 401-457-2288 Robert Bridge — 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact: David Sylvestre — 401-457-2362

Textron Reports Third Quarter 2014 Income from Continuing Operations of $0.57 per Share, up 62.9%

Revenues up 18.1%

Providence, Rhode Island — October 17, 2014 — Textron Inc. (NYSE: TXT) today reported third quarter 2014 income from continuing operations of $0.57 per share, up 62.9 percent from $0.35 per share in the third quarter of 2013.

Total revenues in the quarter were $3.4 billion, up from $2.9 billion in the third quarter of 2013, an 18.1 percent increase.  Beechcraft, which was acquired in March, 2014, contributed $398 million to the increase. Textron segment profit in the quarter was $293 million, up $85 million from the third quarter of 2013.

Third quarter 2014 manufacturing cash flow before pension contributions was $144 million compared to $269 million during the third quarter of 2013. The company contributed $17 million to its pension plans during the third quarter.

“Revenues at Textron Aviation, Industrial and Bell were up during the quarter, primarily reflecting the success of our new product investment and acquisition strategies,” said Textron Chairman and CEO Scott C. Donnelly.  Donnelly continued, “Operationally, we achieved significant margin improvement in the quarter at Textron Aviation, reflecting higher volumes and better performance.  Bell also had improved performance, leading to an increase in quarterly margins compared to last year.”

Textron third quarter 2014 results included $3 million ($0.01 per share, after-tax) in restructuring costs, recorded as part of Acquisition and Restructuring Costs, and Textron Aviation segment profit reflected a $10 million ($0.02 per share, after tax) negative impact from fair value step-up adjustments to Beechcraft inventories sold during the quarter.

Outlook

Textron increased its 2014 earnings per share from continuing operations guidance to a range of $2.05 to $2.15 and increased its expectation for cash flow from continuing operations of the manufacturing group before pension contributions to a range of $700 million to $800 million with expected pension contributions of about $83 million.

Third Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $487 million, reflecting the impact of the Beechcraft acquisition and higher jet deliveries. Textron Aviation delivered 33 new jets in the quarter, up from 25 jets in last year’s third quarter, and 30 King Air turboprops.

Textron Aviation recorded a segment profit of $62 million in the third quarter compared to a loss of $23 million a year ago in our Cessna segment. The improvement reflects the impact of the Beechcraft acquisition, higher volumes and favorable pricing and inflation.

Textron Aviation backlog at the end of the third quarter was $1.4 billion, approximately flat with the end of the second quarter.

Bell

Bell revenues increased $20 million, primarily the result of higher V-22 program volume, partially offset by lower H-1 and commercial deliveries.

Bell delivered 12 V-22’s and 4 H-1’s in the quarter, compared to 10 V-22’s and 7 H-1’s in last year’s third quarter and 41 commercial helicopters, compared to 54 units last year.

Segment profit increased $15 million primarily due to favorable performance.

Bell backlog at the end of the third quarter was $5.3 billion, down $499 million from the end of the second quarter.

Textron Systems

Revenues at Textron Systems decreased $47 million, reflecting lower Marine and Land Systems volumes, partially offset by the impact of acquisitions.

Segment profit was down $8 million, primarily reflecting the lower volumes.

Textron Systems’ backlog at the end of the third quarter was $3.1 billion, up $119 million from the end of the second quarter.

Industrial

Industrial revenues increased $74 million due to the impact of acquisitions and higher overall volumes. Segment profit increased $1 million reflecting the higher volumes offset by an unfavorable mix of revenues in the quarter.

Finance

Finance segment revenues decreased $8 million primarily due to gains on finance receivable dispositions during the third quarter of 2013. Segment profit decreased $8 million primarily due to the prior year impacts of loan loss reversals and gains on the finance receivables dispositions, partially offset by lower administrative expenses.

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Conference Call Information

Textron will host its conference call today, October 17, 2014 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1092 in the U.S. or (612) 234-9960 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Friday, October 17, 2014 by dialing (320) 365-3844; Access Code: 307263.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. For more information visit: www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations;  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full

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value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expenses or employee and retiree medical benefits; continued demand softness or volatility in the markets in which we do business; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that anticipated synergies and opportunities as a result of acquisitions will not be realized or the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue projections.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Nine Months Ended September 27, 2014 and September 28, 2013
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
REVENUES
MANUFACTURING:
Textron Aviation	$1,080	$593	$3,048	$1,861
Bell	1,182	1,162	3,174	3,136
Textron Systems	358	405	1,003	1,256
Industrial	785	711	2,476	2,239
	3,405	2,871	9,701	8,492

FINANCE	25	33	81	106
Total revenues	$3,430	$2,904	$9,782	$8,598

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation (a) (b)	$62	$(23)	$104	$(81)
Bell	146	131	383	395
Textron Systems	27	35	100	107
Industrial	53	52	213	188
	288	195	800	609

FINANCE	5	13	16	47
Segment Profit	293	208	816	656

Corporate expenses and other, net	(22)	(34)	(103)	(109)
Interest expense, net for Manufacturing group	(37)	(29)	(108)	(96)
Acquisition and restructuring costs (c)	(3)	—	(39)	—

Income from continuing operations before income taxes	231	145	566	451
Income tax expense	(71)	(47)	(174)	(124)

Income from continuing operations	160	98	392	327
Discontinued operations, net of income taxes	(1)	1	(4)	4
Net income	$159	$99	$388	$331

Earnings per share:
Income from continuing operations	$0.57	$0.35	$1.39	$1.15
Discontinued operations, net of income taxes	—	—	(0.02)	0.01
Net income	$0.57	$0.35	$1.37	$1.16

Diluted average shares outstanding	281,030,000	281,710,000	282,424,000	284,743,000

(a)        The three and nine months ended September 27, 2014 include amortization of $10 million and $55 million, respectively, related to fair value step-up adjustments of acquired inventories sold during the periods.

(b)        Includes $28 million in severance costs for the nine months ended September 28, 2013.

(c)         Acquisition and restructuring costs for the three and nine months ended September 27, 2014 include $3 million and $28 million, respectively, of restructuring costs incurred related to the acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, which was completed on March 14, 2014.  Transaction costs of $11 million related to the Beechcraft acquisition are also included in the nine months ended September 27, 2014.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 27, 2014	December 28, 2013
Assets
Cash and equivalents	$430	$1,163
Accounts receivable, net	1,150	979
Inventories	4,081	2,963
Other current assets	539	467
Net property, plant and equipment	2,442	2,215
Goodwill	2,020	1,735
Other assets	2,509	1,697
Finance group assets	1,568	1,725
Total Assets	$14,739	$12,944

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$383	$8
Other current liabilities	3,510	2,995
Other liabilities	2,451	2,118
Long-term debt	2,474	1,923
Finance group liabilities	1,349	1,516
Total Liabilities	10,167	8,560

Total Shareholders’ Equity	4,572	4,384
Total Liabilities and Shareholders’ Equity	$14,739	$12,944

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Cash flows from operating activities:
Income from continuing operations	$157	$90	$382	$296
Depreciation and amortization	108	89	315	271
Changes in working capital	(67)	150	(205)	(888)
Changes in other assets and liabilities and non-cash items	10	32	(1)	(89)
Dividends received from TFC	—	—	—	30
Capital contributions paid to TFC	—	—	—	(1)
Net cash from operating activities of continuing operations	208	361	491	(381)
Cash flows from investing activities:
Net cash used in acquisitions	(30)	—	(1,580)	(53)
Capital expenditures	(83)	(110)	(255)	(300)
Proceeds from the sale of property, plant and equipment	2	2	7	19
Other investing activities, net	(9)	—	(19)	—
Net cash from investing activities	(120)	(108)	(1,847)	(334)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	1,093	150
Increase (decrease) in short-term debt	25	(270)	25	96
Principal payments on long-term debt	(200)	—	(201)	(312)
Purchases of Textron common stock	(152)	—	(302)	—
Settlement of convertible debt	—	—	—	(215)
Proceeds from settlement of capped call	—	—	—	75
Other financing activities, net	(3)	(2)	16	—
Net cash from financing activities	(330)	(272)	631	(206)
Total cash flows from continuing operations	(242)	(19)	(725)	(921)
Total cash flows from discontinued operations	(1)	2	(3)	(5)
Effect of exchange rate changes on cash and equivalents	(7)	2	(5)	(8)
Net change in cash and equivalents	(250)	(15)	(733)	(934)
Cash and equivalents at beginning of period	680	459	1,163	1,378
Cash and equivalents at end of period	$430	$444	$430	$444

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$208	$361	$491	$(381)
Less: Capital expenditures	(83)	(110)	(255)	(300)
Dividends received from TFC	—	—	—	(30)
Plus: Capital contributions paid to TFC	—	—	—	1
Proceeds from the sale of property, plant and equipment	2	2	7	19
Total pension contributions	17	16	61	173
Manufacturing cash flow before pension contributions- Non-GAAP	$144	$269	$304	$(518)

2014 Outlook
Net cash from operating activities of continuing operations - GAAP	$1,075 - $1,175
Less: Capital expenditures	(465)
Plus: Proceeds from the sale of property, plant and equipment	7
Total pension contributions	83
Manufacturing cash flow before pension contributions- Non-GAAP	$700 - $800

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Cash flows from operating activities:
Income from continuing operations	$160	$98	$392	$327
Depreciation and amortization	111	93	325	285
Changes in working capital	(51)	117	(128)	(624)
Changes in other assets and liabilities and non-cash items	(4)	51	(20)	(91)
Net cash from operating activities of continuing operations	216	359	569	(103)
Cash flows from investing activities:
Net cash used in acquisitions	(30)	—	(1,580)	(53)
Capital expenditures	(83)	(110)	(255)	(300)
Finance receivables repaid	19	45	77	157
Proceeds from sales of receivables and other finance assets	24	99	37	152
Other investing activities, net	(7)	3	(4)	13
Net cash from investing activities	(77)	37	(1,725)	(31)
Cash flows from financing activities:
Proceeds from long-term debt	36	10	1,187	412
Increase (decrease) in short-term debt	25	(270)	25	96
Principal payments on long-term and nonrecourse debt	(341)	(72)	(462)	(997)
Purchases of Textron common stock	(152)	—	(302)	—
Settlement of convertible debt	—	—	—	(215)
Proceeds from settlement of capped call	—	—	—	75
Other financing activities, net	(3)	(2)	16	—
Net cash from financing activities	(435)	(334)	464	(629)
Total cash flows from continuing operations	(296)	62	(692)	(763)
Total cash flows from discontinued operations	(1)	2	(3)	(5)
Effect of exchange rate changes on cash and equivalents	(7)	2	(5)	(8)
Net change in cash and equivalents	(304)	66	(700)	(776)
Cash and equivalents at beginning of period	815	571	1,211	1,413
Cash and equivalents at end of period	$511	$637	$511	$637